Exhibit 10.5
LETTER OF AGREEMENT BETWEEN
DIGI-DATA CORPORATION AND IGAMBIT INC.
This Letter of Agreement (LOA) records the understanding between Digi-Data Corporation (Digi-Data), and iGambit Inc. (iGambit), who have agreed to engage the consulting services of Phil Clarke (Clarke) and G.L.D. Investments/Advisors (GLD), as business development professionals (the “Services”) and have further agreed to share the costs and expenses associated with the Services (the “Costs”), the details of which appear below.
     WHEREAS, Digi-Data is engaged in the business of developing, marketing and selling Vault service and other services directly to customers and also markets through intermediaries; and
     WHEREAS, Digi-Data and iGambit entered into an Asset Purchase Agreement dated February 28, 2006 (the Agreement) and pursuant the Agreement iGambit receives certain quarterly contingency payments as a result of Digi-Data sales of Vault Services; and
     WHEREAS, Digi-Data and iGambit are mutually interested in Digi-Data entering into contracts, transactions and other business arrangements (Arrangements) with customers of Digi-Data’s Vaults services; and
     WHEREAS, Clarke and GLD separately and individually are in a position to assist Digi-Data in entering into such Arrangements and thereafter assisting Digi-Data in connection with such Arrangements at Digi-Data’s direction.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:
     1. Digi-Data shall enter into an Independent Contractor Agreement with Clarke, effective July 1, 2006 and ending April 30, 2007 for a monthly consulting fee mutually agreed to by Digi-Data, Clarke and iGambit.
     2. Digi-Data Shall enter into an Independent Contractor Agreement with GLD, effective on or about June 1, 2006 and to continue until terminated pursuant to mutual agreement between DigiData and iGambit. GLD shall be paid a monthly consulting fee mutually agreed to by Digi-Data, GLD and iGambit.
     3. Digi-Data and iGambit mutually agree to share equally, fifty percent (50%) each, in the Costs of the Services pursuant to the Independent Contractor Agreements described above, less any Costs reimbursed by UTStarcom, Inc.
     4. Digi-Data shall be responsible for submitting full payment to Clarke and GLD pursuant to the Independent Contractor Agreements described above. iGambit’s share of the Costs shall be deducted from the quarterly contingency payments due and payable to iGambt pursuant to the Agreement.
     5. This LOA may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument. The parties may exchange a fully-executed LOA (in counterparts or otherwise) by facsimile transmission, by creation and delivery of an electronic (.pdf) copy or otherwise.
IN WITNESS WHEREOF, the parties, by their authorized representatives, have caused this Letter of Understanding to be executed effective the day and year set forth below.

DIGIDATA CORPORATION		iGambit Inc.

By:	/s/ Dennis Cindrich	By:	/s/ John Salerno

	Dennis Cindrich, President & CEO		John Salerno, Chairman of the Board

Date: 7/30/08		Date: 7/30/08